Exhibit 10.2

May 28, 2013

Max W. Hillman, Jr.

c/o The Hillman Companies, Inc.

10590 Hamilton Avenue

Cincinnati, OH 45231

Dear Mick:

As contemplated by the letter dated as of May 23, 2013, between you and The Hillman Group, Inc., a Delaware corporation (the “Company”), and The Hillman Companies, Inc., a Delaware corporation (“Parent”), regarding the Company’s Succession Plan, this Separation Agreement (this “Agreement”), dated as of May 28, 2013, sets forth certain terms and conditions relating to the termination of your employment due to your retirement from the Company and Parent.

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and you hereby agree as follows:

1. Termination; Treatment under Employment Agreement.

(a) Your employment will terminate due to your retirement effective July 1, 2013 (the “Termination Date”). Effective as of July 1, 2013, you hereby resign from your position as President and Chief Executive Officer of Parent and the Company, and the Company and Parent hereby accept your resignation from such positions. Except as modified by this Agreement, the terms of the Employment Agreement between the Company and you, dated as of December 21, 2008, as amended by letter on May 28, 2010 (as so amended, the “Employment Agreement”), will continue in effect from the date hereof through the Termination Date (such period between the date of this Agreement and the Termination Date is referred to as the “Transition Period”). Capitalized terms used in this Agreement that are not otherwise defined shall have the meaning attributed to them in the Employment Agreement or the Stock Option Agreement (as defined below).

(b) During the Transition Period, your duties under Section 2 of the Employment Agreement shall be to assist with the transition of your responsibilities and duties to the Company’s new Chief Executive Officer and otherwise to provide transition assistance and support to the Company, as reasonably directed by the Board of Directors of Parent (the “Board”) or OHCP HM Acquisition Corp. (“OHCP”), as designee of the Board.

(c) Upon the Termination Date, and without further action by any person, your employment with the Company and Parent shall end and, except as set forth in Sections 1(g) and 1(h) of this Agreement, you shall be deemed to have relinquished any and all titles, positions and appointments with the Company, Parent or any of their respective Subsidiaries or affiliates (collectively, the “Company Group”), whether as an officer, director, employee, consultant, agent or otherwise. You agree to execute such documents as may be requested by the Company to evidence termination of your employment and cessation of service on the Termination Date.

(d) You agree that (i) the termination of your employment shall be treated as a voluntary retirement under the terms of your Employment Agreement and not a termination by the Company without Cause, such that no severance shall be payable to you under the Employment Agreement and (ii) neither the announcement nor the actual appointment of James P. Waters as Chief Executive Officer of Parent and the Company shall constitute Good Reason for purposes of the Employment Agreement or any other agreement with the Company and its affiliates (including your options to acquire stock of OHCP).

(e) In consideration for (i) your continued compliance with the Employment Agreement through the Termination Date without any act or omission that would constitute Cause, (ii) following the Termination Date, your continued compliance with this Agreement, and (iii) following the Termination Date, your continued compliance with the provisions of the Employment Agreement that survive your termination of employment as described in Section 1(k) below, the Company agrees that you shall be entitled to receive the following; provided, however, that in order to receive the payments and benefits referenced in Sections 1(e)(i), 1(e)(iv), 1(g)(ii) and 1(g)(iii), you must enter into this Agreement and not revoke the Release (as defined in Section 4 hereof):

(i) the opportunity to receive your performance bonus award for the 2013 fiscal year so long as the applicable performance goals for the 2013 fiscal year are met, paid in a lump sum at the same time bonuses are generally paid to other executives in respect of the 2013 fiscal year;

(ii) payment in respect of any accrued but unused vacation for the 2013 fiscal year on the Termination Date;

(iii) reimbursement of expenses incurred in the course of and for the purposes of your employment that have been submitted prior to, and are unpaid as of, the Termination Date, within thirty (30) days following the Termination Date; and

(iv) with respect to the options to acquire 4,200 shares of OHCP common stock granted to you on November 23, 2010 pursuant to the OHCP HM Acquisition Corp. 2010 Stock Option Plan Stock Option Agreement (the “Stock Option Agreement”), of which options with respect to 1,260 shares will have vested as of the Termination Date, you will have the opportunity to vest in additional options as follows: (A) subject to your continued service in accordance with both Sections 1(g) and 1(h), an additional 280 Service Options will vest on May 28, 2014 and an additional 280 Service Options will vest on May 28, 2015; (B) subject to your continued service in accordance with both Section 1(g) and Section 1(h) through December 31, 2013, a portion of your Performance Options, including the unearned portion of the 2010 fiscal year installment (140 Performance Options) and the entire portion of the 2013 fiscal year installment (280 Performance Options), will be eligible for vesting based on the achievement of the annual EBITDA targets for the 2013 fiscal year; (C) if a Change in Control occurs within 12 months following the Termination Date, (x) 50% of your Outcome-Based Options will vest if OH IRR equals or exceeds 15%; and (y) an additional 50% of your Outcome-Based Options will vest if OH IRR equals or exceeds 17.5%; and, (D) subject to your continued service in accordance with Section 1(g) through the end of the Consulting Period or, if earlier, through the date of a Change in Control, and Section 1(h) through the date of a Change in Control, then, if a Change in Control occurs following the 12-month anniversary of the Termination Date, up to 840 shares of your Outcome-Based Options will be eligible to vest (i.e., 420 shares of your Outcome-Based Options vest if OH IRR equals or exceeds 15% and an additional 420 vest if OH IRR equals or exceeds 17.5%). Notwithstanding the foregoing, all Outcome-Based Options that do not become vested and exercisable in connection with a Change in Control that occurs either within or following the 12-month anniversary of the Termination Date (due to applicable OH IRR thresholds not being met) shall be immediately canceled and terminated without payment or consideration therefor upon consummation of such Change in Control. Further, the provisions of Section 2(d)(ii) of the Stock Option Agreement will be modified as follows: subject to your continued service in accordance with Section 1(g) through the end of the Consulting Period or, if earlier, through the date of a Change in Control, and Section 1(h) through the date of a Change in Control, only those Performance Options outlined above (the 140 Performance Options and the 280 Performance Options set forth in clause (B) above), to the extent that such options are still unvested and have not yet become eligible to vest, will vest upon the occurrence of a Change in Control that occurs after the

Termination Date; provided that OH IRR equals or exceeds 17.5%. All other Performance Options are cancelled as of the Termination Date. Except as modified in this Section 1(e)(iv), the Stock Option Agreement will remain in full force and effect.

(f) For the avoidance of doubt, payment of your car allowance and club membership reimbursement pursuant to Section 3(a) of the Employment Agreement will be discontinued as of the Termination Date.

(g) Commencing on the Termination Date, for the thirty (30) month period following the Termination Date (the “Consulting Period”), you shall provide the Consulting Services (defined below) to the Company:

(i) For purposes of this Agreement, the “Consulting Services” shall mean those consulting services and activities related to the functions that you performed as an employee of the Company, as may be reasonably requested by the Board or OHCP, as designee of the Board, which shall primarily include continued advice in connection with (A) the transition of the Company’s leadership, (B) assistance with litigation involving the Company and which relates to events occurring during your employment with the Company, (C) assistance with the transition of customer relationships, (D) questions from the Chief Executive Officer and Chief Financial Officer of the Company and (E) such other matters as mutually agreed to between the Company and you.

(ii) Subject to your execution of an irrevocable Release, the Company shall pay you (A) an amount equal to six (6) months’ of your monthly base salary as in effect as of the Termination Date for the first six (6) months of the Consulting Period in substantially equal installments and, (B) for the remainder of the Consulting Period, a fee of $50,000 per annum, payable quarterly in arrears on or before the fifth business day of the second calendar month immediately following the end of each calendar quarter during such period (clause (A) and (B) collectively, the “Consulting Fee”). The Company shall also reimburse you for all reasonable travel and other business-related out-of-pocket expenses you incur in performing the Consulting Services in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred); provided that such expenses are incurred with the prior written approval of the Company and you provide the Company with an itemized invoice of the expenses incurred (and provided that the Company shall make such reimbursement following your providing the Company with such an invoice).

(iii) Subject to your execution of an irrevocable Release, you shall continue to receive health plan coverage for you and your spouse at the same rate applicable to active employees, subject to your payment of applicable premiums and so long as your participation is permitted under the terms of the Company’s health plans, until the end of the Consulting Period; provided that if the Company’s plans prohibit your participation, you shall be entitled to a cash payment equal to the Company-paid portion of such continued health coverage.

(iv) The Consulting Period shall terminate prior to the expiration of the thirty-month period without further payment of unearned Consulting Fees on the earlier of (w) your death, (x) your physical or mental incapacitation which renders you unable or unwilling to provide the Consulting Services for a period of 90 days at the same level of quality prior to such incapacity, (y) upon your violation of any of the Restrictive Covenants (as defined below) or (z) your failure to provide the Consulting Services; provided, however, that the Company may not terminate payment of the Consulting Fee by reason of clause (z) of this Section 1(g)(iv) unless the Company provides you written notice of such failure and 30 days to cure such failure as detailed in the written notice. For the avoidance of doubt, if the Company terminates your Consulting Services hereunder prior to the occurrence of any of the events listed in the immediately prior sentence, the Company shall continue to pay you the Consulting Fee on the same quarterly basis without regard to your continued consultancy, and the treatment of your stock options described in Section 1(e)(iv) hereof shall continue to apply without any condition referred to therein that you continue to provide Consulting Services under this Section 1(g) through any given date.

(v) The Company and you acknowledge that during the Consulting Period: (A) you are an independent contractor (and not (and shall not hold yourself out as) an employee) of any member of the Company Group, (B) you shall not have any right to act for, represent or otherwise bind any member of the Company Group in any manner and (C) you shall not be entitled to participate in any employee benefit plans or programs of the Company or its affiliates (except as specifically provided in this Agreement).

(h) From and after the Termination Date and until otherwise requested by OHCP or as mutually agreed upon between you and OHCP, you shall serve as a member of the Board. In consideration for your service on the Board, you shall be paid fees at the rate of $50,000 per annum, paid quarterly in arrears on or before the fifth business day of the second calendar month immediately following the end of each calendar quarter during the applicable period. The Company shall also reimburse you for all reasonable travel and other business related out-of-pocket expenses you incur in performing your services as a member of the Board in accordance with its then-prevailing policies and procedures for expense reimbursement applicable to other outside directors (which shall include appropriate itemization and substantiation of expenses incurred). For the avoidance of doubt, if the Company terminates your service as a member of the Board hereunder for any reason other than those set forth in clauses (w) through (z) of Section 1(g)(iv) (with references to Consulting Services in such clauses (x) and (z) being replaced with references to your Board service), the treatment of your stock options described in Section 1(e)(iv) hereof shall continue to apply without any condition referred to therein that you continue to provide services under this Section 1(h) through any given date.

(i) You agree that, except as otherwise set forth in this Agreement, no member of the Company Group currently owes you any additional payments, including, without limitation, compensation, remuneration, bonuses, incentive payments, benefits, stock options, warrants, restricted stock units, severance, reimbursement of expenses or commissions of any kind whatsoever, whether under contract or arising under applicable law or regulations.

(j) You acknowledge and agree that the duration of your obligations under Section 7(a) and 7(b) of the Employment Agreement shall continue until the later of (A) the expiration of the duration specified therein or (B) the expiration of the six-month period following the date you cease to provide services under this Agreement. You further acknowledge and agree that the continued payment of any and all payments and benefits to which you are entitled under this Agreement are conditional upon and subject to your compliance with the restrictive covenants set forth in Sections 6 and 7 of the Employment Agreement as modified by this Agreement (the “Restrictive Covenants”). In the event of your breach of any of the Restrictive Covenants, in addition to any other remedy which may be available at law or in equity, unless otherwise expressly provided by applicable law, the Company’s obligation to make further payments under this Agreement shall cease upon the date of such breach.

(k) The Employment Agreement, as modified by this Agreement, shall continue until the Termination Date and terminate upon the Termination Date, without any further force or effect, except that Sections 6 through 8, 11 through 23 inclusive of the Employment Agreement shall survive.

2. Agreements and Acknowledgements. As an inducement to the willingness of the Company to enter into this Agreement, and as a condition to the Company’s agreements under Section 1 above, you hereby agree as follows:

(a) Cooperation. From the Termination Date and thereafter, you shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, your being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments) In the event that the Company requires your cooperation in accordance with this paragraph, the Company shall reimburse you solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

(b) Communications. The Company and you shall cooperate and mutually agree with respect to the issuance of any announcement to, or other communications you may have with, employees, clients, the press, media, analysts, or current or potential debt or equity investors in any member of the Company Group with respect to the confidential business of the Company or OHCP, and your employment with (and departure from) the Company, including, but not limited to, communications with respect to the terms, conditions and circumstances of this Agreement.

(c) Authority. Effective as of the Termination Date, you shall have no authority to act on behalf of any member of the Company Group, and shall not hold yourself out as having such authority, enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group.

(d) Return of Property. Upon the expiration or earlier termination of the Consulting Period or such earlier date as requested by the Company in writing, you shall deliver to the Company and retain no copies of (or shall destroy) any memoranda, notes, lists, records or other documents or papers (and all copies thereof), including items stored in computer memories, on microfilm or by other means, made or compiled by you, or made available to you, relating to the Company, OHCP or any of their respective affiliates, subsidiaries or businesses, and all equipment and property of the Company which may be in your possession or under your control, whether at the Company’s offices, your home or elsewhere, including all such papers, work papers, notes, documents, telephones, computers and any other equipment in your possession. You agree that all such material is and shall remain the property of the Company. You may nonetheless retain copies of publicly-filed or publicly-available documents; documents relating to your compensation, your service as a member of the Board, or your personal entitlements and obligations; your rolodex (and electronic equivalents); and the like. Upon request of the Company, you will certify that you have complied with this provision.

3. No Effect on Other Rights and Obligations. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended to modify any rights (including with respect to indemnification in respect of your service as an officer and employee of the Company Group) to which you may be entitled under the Company’s charter and by-laws or other constituent documents of any member of the Company Group.

4. Release of Claims. Payments will not be paid under Sections 1(e)(i), 1(e)(iv), 1(g)(ii) and 1(g)(iii) of this Agreement, unless you deliver to the Company an executed Release in the form of Exhibit A attached hereto (the “Release”). To the extent that payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by you of the Release, you shall forfeit all rights to such payments and benefits unless such Release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of your termination of employment.

5. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages to you for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) To the extent that payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by you of the Release, you shall forfeit all rights to such payments and benefits unless such Release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of your termination of employment. If the foregoing Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following your termination of employment.

(ii) To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following your termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following your termination of employment.

The Company may provide, in its sole discretion, that you may continue to participate in any benefits delayed pursuant to this Section during the period of such delay, provided that you shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse to you the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to you, in each case had such benefits commenced immediately upon your termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(d) To the extent that this Agreement provides for the reimbursement of expenses or the provision of in-kind benefits that constitute “non-qualified deferred compensation” under Code Section 409A, the following shall apply: (i) all such reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) For purposes of Code Section 409A, your right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(f) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

6. Miscellaneous.

(a) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(b) Withholding Taxes. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to you any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to your compensation or other payments from the Company or any of its Subsidiaries or your ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event that the Company or any of its Subsidiaries does not make such deductions or withholdings, you shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

(c) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and their respective heirs, successors and assigns, except that you may not assign you rights or delegate you duties or obligations hereunder without the prior written consent of the Company.

(e) Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to you:

At the last known address in the Company’s personnel records.

With a copy, which shall not constitute notice, to:

Katz, Teller, Brant & Hild

255 East Fifth Street, Suite 2400

Cincinnati, OH 45202

Attn: Mark J. Jahnke

Fax: (513) 762-0035

Email: mjahnke@katzteller.com

Notices to the Company:

The Hillman Group, Inc.

10590 Hamilton Avenue

Cincinnati, OH 45231

Attn: Chief Financial Officer

and

Oak Hill Capital Partners

One Stamford Plaza

263 Tresser Blvd., 15th Floor

Stamford, CT 06901

Fax: (203) 724-2815

Attn: Tyler J. Wolfram

With copies, which shall not constitute notice, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Fax: (212) 492-0570

Attn: Angelo Bonvino, Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

(f) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(g) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(h) Complete Agreement. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Employment Agreement, excluding those provisions that are specifically provided to survive pursuant to this Agreement in Section 1(k), which shall be terminated and of no further force or effect as of the Termination Date, but excluding any breaches thereof by either party prior to the date hereof).

(i) Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and you, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate your employment for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

(k) MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

[Remainder of this page intentionally left blank.]

Please indicate your understanding and acceptance of this Agreement by executing both copies below, and retaining one fully executed original for your files and returning one fully executed original to me.

Very truly yours,

THE HILLMAN COMPANIES, INC.

By:	/S/ JAMES P. WATERS
Name:	James P. Waters
Title:	Executive Vice President and Chief Operating Officer

THE HILLMAN GROUP, INC.

By:	/S/ JAMES P. WATERS
Name:	James P. Waters
Title:	Executive Vice President and Chief Operating Officer

I hereby accept the terms of this Agreement and agree to abide by the provisions hereof:

/s/ MAX W. HILLMAN, JR.
Max W. Hillman, Jr.

Date: May 28, 2013

[Signature Page to Separation Agreement with Max Hillman]

ANNEX A

GENERAL RELEASE

I, Max W Hillman, Jr., in consideration of and subject to the performance by The Hillman Companies, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under the Separation Agreement, dated as of May 28, 2013 (the “Separation Agreement”), which supersedes, to the extent provided therein, the Amended and Restated Employment Agreement, dated as of December 21, 2008, as amended by letter on May 28, 2010 and the Stock Option Agreement, dated as of November 23, 2010 (collectively, the “Agreements”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below:

1.	I understand that any payments or benefits paid or granted to me under Sections 1(e)(i), 1(e)(iv), 1(g)(ii) and 1(g)(iii) of the Separation Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Sections 1(e)(i), 1(e)(iv), 1(g)(ii) and 1(g)(iii) of the Separation Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	Except as provided in paragraph 4 below and except for the provisions of the Agreements which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executor, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, any applicable Executive Order Programs, the Fair Labor Standards Act, or their state or local counterparts, or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance, or under any public policy, contract or tort, or under common law, or arising under any policies, practices or procedures of the Company, or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have: (i) under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this

General Release; provided, that, I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreements shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967); (ii) under any benefit or retirement plan of the Company; (iii) to the extent covered by insurance under any policy maintained by the Company which relate to occurrences prior to the Termination Date; (iv) to be indemnified to the maximum extent permitted by law for any claim to which I may be or become subject to as a result of having served as an officer, director, employee of or consultant to the Company; or (v) rights I may have with respect to stock ownership in the Company (2,000 shares held in the name of the Max William Hillman 2012 Spousal GST Trust), including, without limitation, those provided for in the Stockholder Agreement dated May 28, 2010.

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreements. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreements if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreements.

8.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreements and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreements, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

9.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.	I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses (including lodging and meals), upon my submission of receipts.

11.	I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that upon the expiration or, if earlier, termination of the services described in Section 1(g) of the Separation Agreement, I will return to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company–provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreements after the date hereof.

13.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO;

5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM;

6.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: , 20
Max W. Hillman, Jr.

KTBH:4812-4829-7492.2

A-4